Exhibit 10.89

SOLE AND EXCLUSIVE LICENSE AGREEMENT

BY           and           BETWEEN

MICROFLUIDIC SYSTEMS
and
POSITIVE ID CORPORATION (collectively Licensor)

and

THE BOEING COMPANY (LICENSEE)

for

BIO WATCH GEN 3 BIO-DETECTOR MBAND TECHNOLOGY

BOEING -
SOLE AND EXCLUSIVE MBAND LICENSING AGREEMENT

This sole and exclusive license agreement is entered into as of 19th day of December 2012, by and between The Boeing Company, a Delaware corporation, acting through its Information Solutions Division and Secure Infrastructure Group ("Boeing" or “Licensee”) and  MicroFluidic Systems (“MFS”), a California corporation, with its principal place of business located at 1252 Quarry Lane, Suite A, Pleasanton, CA  94566, and its parent company, PositiveID Corporation (“PSID”), a Delaware corporation, with its principal place of business located at 1690 South Congress Avenue, Suite 201, Delray Beach, Florida 33445 (collectively "PSID/MFS"), or “LICENSOR").  Boeing and LICENSOR are referred to herein collectively as the “Parties” or individually as a “Party.”

WHEREAS, the Department of Homeland Security (“DHS” or “the Customer,”) is expected by the Parties to issue Solicitation # HSHQDC-12-R-00001 (“Solicitation”) for the acquisition of Products and Services related to the Biowatch Gen 3 Bio Detector Contract(s) (“Contract” or “Program”);

WHEREAS, Licensor has developed proprietary bio detector technology and the product known as the MBAND Technology (see Attachment A), which may be uniquely suitable for fulfilling the Program Solicitation, ensuing Contract(s), and other opportunities within the defined Territory (Attachment B);

WHEREAS, Boeing wishes to obtain the sole and exclusive, transferable, sublicensable rights and licenses to provide the Product(s) for use in fulfilling the Solicitation, and any and all successor and follow-on Contract(s), and other offerings within the defined Territory;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, other good and valuable consideration, and subject to the conditions and covenants contained herein, the Parties agree as follows:

1.	DEFINITIONS

a)
Assay and/or Reagent means the reaction mixture, including primers, master mix, and buffers, enabling M-BAND to detect biological agents including without limitation, all confidential, proprietary, and other Intellectual Property Rights and Information necessary to operate, utilize, or produce the Assay and/or Reagent for purposes of this Agreement and any other Agreement between the Parties.

b)
Confidential Information means all information related to this Agreement that is identified as Confidential and/or Proprietary Information, including, but not limited to, financial information and technical information in the form of designs, concepts, requirements, specifications, software, interfaces, components, processes, or the like.

c)	Customer means entities within the defined Territory, Attachment B, to which Licensee Sells or otherwise provides access to Licensed Products.

d)
Intellectual Property Rights means all rights to Confidential or Proprietary Information, know-how, Inventions; all technical data including, but not limited to drawings, designs, specifications, source code, know how, process information, developments, discoveries, inventions (whether or not patentable), formulae, techniques, technical reports and all other documented information and the like; and all computer software and related documentation including that which can be obtained from examination or reverse engineering of any such item.  “Intellectual Property Rights” also includes all common law and statutory rights to the foregoing throughout the world, including but not limited to, patents, copyrights, trademarks, trade secrets, mask work registrations, and the like.

e)
Invention means any invention or discovery, or improvement thereof, that is or may be patentable or otherwise protectable under Title 35 of the U.S. Code, except that which is otherwise covered by this Agreement as a Derivate Work or Enhancement.

f)	Licensee means The Boeing Company, and its divisions, affiliates, subsidiaries, parents, successors, and assigns.

g)
Licensed Product(s) or Product(s) means any current or future products or services sold or licensed by any Licensor, including any improvements made or added by the Licensor, or on behalf of any Licensor, including without limitation any product line and successors and replacements thereto, however named or branded, including without limitation the MBAND Technology, and any Confidential Information or Intellectual Property Rights contained therein.

h)
Licensor means MicroFluidic Systems (“MFS”), a California corporation, and its parent company, PositiveID Corporation (“PSID”), and their divisions, officers, agents, employees, affiliates, subsidiaries, parents, successors, and assigns, or any affiliates of PSID that possess Intellectual Property Rights relating to the Licensed Products.

i)
Malicious Product means computer viruses, Trojan Horses, self-destruction mechanisms, copy protection schemes and any other computer instructions that (i) disables, destroy, or otherwise alters the software, data, or hardware on which the software executes or on which the data is stored or (ii) reveals any data or other information accessed through or processed by the software to anyone not authorized to access the data or information.

j)
MBAND Technology means all Products and other concepts or ideas created by or owned by MFS and/or PSID, all of which shall be licensed to Licensee pursuant to this Agreement, and as further defined in Attachment A.

k)
Open Source Technology means any technology from the open source community, including without limitation, any software (in source or binary form) that requires, as a condition of use, modification and/or distribution of such software, that other software incorporated into, derived from or distributed with such software be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) redistributable at no charge; (iv) distributed with attribution requirements other than to maintain notices within the source code of the software; and (v) contingent on a patent non-assert or patent license by Customer.

l)
Proprietary Information means all information related to the purposes of this Agreement that is identified as proprietary or confidential, or is disclosed under circumstances reasonably indicating that such information is proprietary or confidential to the disclosing Party, including, but not limited to, technical information in the form of designs, concepts, requirements, specifications, software, interfaces, components, processes, or the like, and business, management and financial information.

m)	Sell means to offer, market, promote, sell, lease, license or otherwise distribute, exploit, and/or to use to provide Licensed Products to Customers within the Territory as set forth in Attachment B.

n)	Services means the development, maintenance, upgrade, and support work by Licensor as requested by Licensee defined in Article 4, and outlined in Attachment A.

o)	Updates means fixes, error corrections, upgrades, new releases and improvements to the Licensed Product(s).

2.	EXCLUSIVE LICENSE RIGHT

a)
License Grant.      Subject to the limitations set forth in this Agreement, Licensor hereby grants Licensee a sole and exclusive, transferable, fully-paid license right to use, market, Sell, promote, refer, distribute and sublicense (irrevocably or revocably) the Licensed Products, and all Intellectual Property Rights therein, including without limitation those identified in Attachment A, Licensed Products, in unlimited quantities to Customers within the Territory identified in Attachment B, Territory, as provided in this Agreement, including without limitation the sole and exclusive right to Sell the Licensed Products under the Biowatch Gen 3 Solicitation(s), Contract(s) and any successor contract(s). In addition, Licensee has the further exclusive right to market, sell, promote, refer, and distribute the Licensor provided Services identified on Attachment A, Licensed Products.  Such right includes, without limitation, the right to use and display the Licensed Products and Services, and associated materials for marketing, promotion, solicitation, and demonstration purposes.  In the event the Licensed Products are transferred, assigned, or otherwise conveyed to any person or entity, or successor-in-interest, such person, entity, or successor-in-interest shall take the Licensed Products subject to this license grant and all terms and conditions of this Agreement.

b)
Third-Party. The license grants, representations and covenants herein expressly include Licensee’s sole and exclusive right to have any third party perform any or all of the foregoing, or other manufacture, assembly, integration, modification of Licensed Product(s) on behalf of Licensee for any purpose.

c)
Derivative Works.  The foregoing grants include the right to reproduce and modify the Licensed Products and to make and/or license Derivative Works developed from the Licensed Products and to otherwise utilize the Licensed Products or information relating to them.

i)            Derivative Work(s) means a work that is based upon one or more preexisting works, such as a revision, modification, translation, abridgement, condensation, expansion, or any other form in which such preexisting works may be recast, transformed or adapted, and that, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement.  For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work.

ii)           Derivative Works made by Licensee shall be owned by Licensee, however, Licensor shall have a non-exclusive, royalty-free, worldwide right thereto outside the Territory.

iii)          Derivate Works made by Licensor. Licensee may, but is not limited or required to, hire Licensor under separate  agreements (“Subcontracts” or ‘Purchase Contracts”)  to prepare Derivate Works and new works.  All such Derivative Works or new works shall be owned by Licensee as a work made for hire or otherwise, however, Licensor shall retain rights in the Licensed Products possessed prior to the Effective Date of  this Agreement.  The parties agree that the terms and conditions listed in Attachment C, Boeing Terms and Conditions, shall govern any and all Purchase Contracts or Subcontracts for Licensed Products or Derivative Works made by Licensor for Licensee.  Additionally, any and all Purchase Contacts or Subcontracts for Licensed Products or Derivative Works made by Licensor for licensee may be subject to the terms and conditions of any U.S. Government or other Customer Contract funding such activity.

iv)          Enhancements.  Licensee rights herein shall include all “Enhancements,” defined to include any new software, hardware, or other releases, versions, improvements, modifications, upgrades, updates, fixes, new features, or additions to the Licensed Products that Licensor or Licensee markets or makes available to Customers who are eligible to receive support services, including without limitation, those to correct deficiencies and/or improve or extend the capabilities of the Licensed Products.  Enhancements shall include, without limitation, those made as a result of regulatory or Government or Customer requirements, modifications, or updates to platforms or systems.   It is expected by the Parties that Enhancements will be made by Licensor at no cost to Licensee in the ordinary course of business.  Licensee may provide Enhancements to Customers who have current Support Plans in effect, or as otherwise required under any applicable U.S. Government or other Customer Contract.  It is the intent of the Parties that the underlying source code supporting Enhancements shall be kept identical for all Customers.

v)          Government Requirements. The License grant herein shall include Licensee’s right to modify, enhance, or otherwise utilize Licensed Products to meet applicable Solicitation, Contract, or other Customer or Government requirements, obligations, and regulations contained in any Solicitation or other offering within the Territory.

3.	ORDERS, PRICES, AND PAYMENT

a)
Consideration. As Consideration for the sole and exclusive market and license rights contained in this Agreement, Boeing will pay PSID/MFS a one-time license fee of $2.5 million in accordance with the attached License Payment Schedule and Conditions, Attachment D, and on the Condition of Licensor’s fulfillment of all requisite conditions and obligations under the Agreement.

b)
No Additional Charges. There will be no additional charges associated with Licensee’s exercise of rights under this Agreement, including without limitation those contained in Article 2(b), or for the provision of Services, as defined Article 3(d) and or the sublicensing or licensing to third parties of the Licensed Products regardless of the quantity of Licensed Products utilized pursuant to this Agreement.

c)
Delivery. Licensor shall provide Licensee with a Technical Data Package which includes the items source code (Source Code) and all necessary materials, items, and associated documentation for the operation of all Products listed in Attachment A, LICENSOR Products and Services, and shall meet all requirements under this Agreement, including without limitation those contained in Article 12, and Attachments D and E, before Licensee is obligated to make payment against the total amount due.

d)	Services. This Agreement shall include, without limitation, the following Licensor Services:

(i)	The documentation and transfer of all M-BAND technical information delineated in this Agreement.

e)
Taxes. Unless this Agreement specifies otherwise, the price of this Agreement includes, and Licensor is liable for and shall pay, all taxes, impositions, charges and exactions imposed on or measured by this Agreement, including, without limitation, sales, use, property, license, value added, excise, franchise, withholding or similar taxes.

4.	USE OF NAMES, COORDINATION

a)
Use of names. Licensor hereby grants to Licensee an exclusive, transferable, license during the term of this Agreement to refer, market and display the names, trade names, trademarks, domain names, service marks, logos, and/or trademarks of Licensor and Licensed Products.

b)
Publicity. Without Licensee's prior written approval, Licensor shall not, release any publicity, advertisement, news release or denial or confirmation of same regarding this Agreement or the Licensed Products.

c)
Non-Disparagement.  The Parties shall not bring the name of either Party or the Licensed Products into disrepute or disparagement.  Notwithstanding the foregoing, nothing in this paragraph or Agreement shall prohibit any Party from making any statement or disclosure required under applicable laws; provided, that such Party must provide written notice to the other Parties at least three (3) business days prior to making any such statement or disclosure required by applicable laws that would otherwise be prohibited by this paragraph and reasonably consider any proposed modifications, consistent with applicable laws.

d)
Technical Support. Licensee shall be entitled to contact Licensor’s support (“Technical Support”) for reasonable technical support including reporting and obtaining fixes to Licensed Product non-conformance with published documentation (“Incidents”) during the term of this Agreement, at no additional cost to Licensee.

e)
Cooperation.  At Licensee’s request, Licensor will conduct periodic product planning meetings with Licensee on product development and integration planning as well as on future enhancement requests or to augment the Technical Data Package as mutually agreed.  Such requirements will be factored into Licensor planning based on availability of resources, or as they align with Licensor priorities.  Licensor will make commercially reasonable good faith efforts to meet Licensee requirements.  In the event, Licensor cannot meet critical Licensee requirements, Licensor will work with Licensee to provide Application Programming Interfaces (API’s) or other interfaces to incorporate Licensee developed features.

5.	WARRANTY

Licensor’ warranty obligations for the Licensed Products are set forth in the respective WARRANTY provisions of the agreements listed in Attachment C Boeing Terms and Conditions, and are incorporated by reference herein as if fully stated herein.

a)	LICENSOR ALSO REPRESENTS, CERTIFIES, WARRANTS, AS A MATERIAL PROVISION TO THIS AGREEMENT, THAT:

(i)	IT HAS THE RIGHT TO ENTER INTO AND PERFORM ITS OBLIGATIONS UNDER THIS LICENSE AGREEMENT, GRANT THE RIGHTS HEREIN, AND TRANSFER THE LICENSED PRODUCTS AND INFORMATION HEREUNDER;

(ii)
IT HAS NO  LIENS, ENCUMBRANCES, AND  THIRD-PARTY RIGHTS AND INTERESTS IN THE LICENSED PRODUCTS, INCLUDING WITHOUT LIMITATION, THAT OF THE US GOVERNMENT, AND ALL THIRD-PARTY OR OPEN SOURCE TECHNOLOGY OR SOFTWARE, EXCEPT AS OTHERWISE IDENTIFIED IN ATTACHMENT E OF THIS AGREEMENT;

(iii)	THE LICENSED PRODUCTS DELIVERED HEREUNDER WILL BE A TRUE AND MOST RECENTLY RELEASED VERSION OF LICENSOR’S PRODUCTS;

(iv)	THE LICENSED PRODUCTS SHALL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY OR MISAPPROPRIATE ANY TRADE SECRET OF ANY THIRD PARTY;

(v)
THE LICENSED PRODUCTS CONTAIN NO VIRUSES, MALICIOUS CODE, TROJAN HORSE, WORM, TIME BOMB, SELF-HELP CODE, BACK DOOR, OR OTHER SOFTWARE CODE OR ROUTINE THAT CAN DAMAGE, DESTROY OR ALTER ANY SOFTWARE OR HARDWARE; DISABLE ANY COMPUTER PROGRAM AUTOMATICALLY; OR PERMIT UNAUTHORIZED ACCESS TO ANY SOFTWARE OR HARDWARE;MALICIOUS CODE OR REMOTE ACCESS OR OPERATED CONTROLS CAPABLE OF AFFECTING OR DISABLING THE OPERATION OF LICENSED PRODUCTS;

(vi)	IT WILL COMPLY WITH ALL APPLICABLE LAWS AND REGULATIONS IN PERFORMANCE OF THE OBLIGATIONS HEREUNDER;

(vii)	IT WILL COOPERATE WITH LICENSEE, AS IS REASONABLY NECESSARY TO PERFORM ITS OBLIGATIONS UNDER THE AGREEMENT;

(viii)	THE LICENSED PRODUCTS WILL PERFORM SUBSTANTIALLY TO THE SPECIFICATIONS OF THE SOLICIATION AND CONTRACT AND THOSE SIMILAR WITHIN THE TERRITORY AND ARE FIT FOR THOSE INTENDED PURPOSES.

(c) Licensor’s warranties shall survive any inspection, test and acceptance of, and payment for, the Licensed Products. This warranty shall run to Licensee and its successors, assigns and customers. Such warranty shall begin upon Licensee’s final acceptance of the Licensed Products. Licensee may, at its option, either: (i) require prompt correction or replacement of the defective or non-conforming Licensed Products, or (ii) return the Licensed Products for credit or refund of payment. Return to Licensor of defective or non-conforming Licensed Products and redelivery to Licensee of corrected or replaced Licensed Products shall be at Licensor's expense. Even if the Parties disagree about the existence of a breach of this warranty, Licensor shall promptly comply with Licensee's direction to: (i) repair, rework or replace the Licensed Products, or (ii) furnish any materials or parts and installation instructions required to successfully correct the defect or nonconformance.

6.	INTELLECTUAL PROPERTY REPRESENTATIONS AND INDEMNIFICATION

a)
Indemnity. Licensor shall indemnify, defend, and hold harmless Licensee and its Customers from and against any third party from all claims, suits, actions, awards (including, but not limited to, awards based on intentional infringement of patents known at the time of such infringement, exceeding actual damages and/or including attorneys' fees and/or costs), liabilities, damages, costs and attorneys' fees related to the actual or alleged infringement of any United States or foreign intellectual property right (including, but not limited to, any right in a patent, copyright, industrial design or semiconductor mask work, or based on misappropriation or wrongful use of information or documents) and arising out of claims brought against Licensee alleging that any Licensed Product used by Licensee in accordance with the terms hereof infringes such intellectual property rights of any third party, and otherwise for any breach of the terms of this Agreement.  Licensor shall defend or settle those actions or claims at Licensor’s expense (including without limitation defense costs such as court costs, administrative expenses, costs associated with discovery, investigation and depositions, and reasonable attorneys’ and experts’ fees), and Licensor shall indemnify Licensee for any damages, liabilities, judgments, losses, costs and expenses awarded or incurred by Licensee under this Section and shall pay any settlement entered into or approved by Licensee.  Licensee shall provide Licensor reasonably prompt notice of a claim that triggers its indemnification obligations herein and shall provide reasonable cooperation to Licensor’s defense, but Licensee shall have the right of control of all litigation and/or settlement by Licensee over claims against Licensee.

b)
Certificates of Insurance.  Prior to the first payment identified in the License Payment Schedule, Attachment D, Licensor shall provide for Licensee’s review and approval certificates of insurance reflecting:

(i)
Commercial General Liability insurance with available limits of not less than one million dollars ($1,000,000) per occurrence for bodily injury and property damage combined. Such insurance shall contain coverage for all premises and operations, broad form property damage, contractual liability; and

(ii)
Intellectual Property Indemnity Insurance with available limits of not less than two million, five hundred thousand dollars ($2,500,000) per occurrence to cover the indemnification obligations of this Article and Agreement.

Such certificates shall be transferable to any transferees, assignees, or successors in interest, and shall be kept current and in compliance throughout the period of this Agreement, and shall provide for 30 days advance written notice to Buyer in the event of cancellation. Failure of  Licensor or any subcontractor thereof to furnish certificates of insurance, or to procure and maintain the insurance required herein or failure of Licensee to request such certificates, endorsements or other proof of coverage shall not constitute a waiver of Seller’s or subcontractor’s obligations hereunder.

c)
Remedy in the Event of Prohibition of Use.  If a preliminary or final judgment is, or is reasonably likely to be, entered against Licensee or either Party’s use, sale, lease or distribution of a Licensed Product, due to infringement of any Intellectual Property Rights, or if Licensee or Licensor reasonably believes that the Licensed Products may be found to infringe any third party Intellectual Property Rights, then Licensor shall, at Licensee’s discretion and Licensor’s expense, either (a) modify the Licensed Products so that such technology becomes noninfringing, (b) substitute the Licensed Products with other non-infringing technology with materially the same functionality (or better) as to the infringing product or (c) obtain a license to permit License to exercise the rights granted hereunder; provided, however, that in the event that Licensor is unable after using commercially reasonable efforts to accomplish either (a), (b) or (c), then Licensor promptly shall reimburse License for the full amount of the license fees paid hereunder. Nothing in this paragraph or Agreement shall limit Licensee’s available remedies.

d)
Licensor Covenant.   Licensor hereby covenants not to bring a cause of action, suit or claim or remedy of any kind in any court or tribunal of competent jurisdiction against Licensee or its direct or indirect Customers, based on their manufacture, use or sale of improvements to Licensed Products invented by Licensee, any claim of infringement of any claim of a patent on an invention that is first conceived by Licensor after disclosure by Licensee to Licensor of the Licensed Products where the claimed invention was conceived by Licensor both (a) in the course of development of improvements to the Licensed Products and (b) as a result of access to confidential information disclosed hereto.  Additionally, Licensor hereby covenants not to bring a cause of action, suit, or claim or remedy of any kind in any court or tribunal of competent jurisdiction against Licensee or its direct or indirect customers, based on their manufacture, use or sale of improvements to Licensed Products, any existing patents of Licensor related to the Licensed Products.

7.	INVENTIONS

7.1.1.
INDEPENDENT INVENTIONS:  As between Licensee and Licensor, each Invention conceived or first actually reduced to practice as a result of this Agreement or the Teaming Agreement entered into by the Parties by one or more employees of one Party (including other non-parties) and no employees of the other Party, whether or not based upon Licensed Products shall be the title of the Party whose employee or employees made the Invention (“Independent Invention”).  Licensee shall receive all license rights to any Licensor invention pursuant to the terms of this Agreement.

7.1.2
JOINT INVENTIONS:  Any Inventions conceived or first actually reduced to practice in the performance of this Agreement and/or resultant Subcontract jointly by employees of both Parties shall be jointly owned by both Parties in equal, undivided shares (“Joint Invention”).  Patent applications covering such Joint Inventions shall be filed by attorneys mutually acceptable to both Parties and the cost shall be equally shared.  If one of the Parties does not desire to file a patent application covering a Joint Invention in any particular country or to equally share in the expenses, the other Party shall have the right, at its own expense, to file such application and shall have control over the prosecution of such application and maintenance of any patent that may be issued, including the sole right to abandon such application or patent at any time.  Any patent issuing from such application filed by one Party without equal expense sharing by the other Party will be solely owned by the Party who paid for the application and maintenance of such patent, and the non-contributing party hereby assigns all right, title, and interest in such application to the Party electing to pursue and fund such patent.

7.1.3
INVENTION DISCLOSURES AND REPORTS.  For any of Licensor’s Independent Inventions, Licensor shall furnish to Licensee a written disclosure of each such invention within three (3) months after conception or first actual reduction to practice, or as required by the terms of any applicable U.S. Government or other  Customer Contract within the Territory, whichever occurs first under this Agreement.  This disclosure shall be sufficiently complete in technical detail to convey a clear understanding of the nature, purpose, operation, and to the extent known, the physical, chemical or electrical characteristics of the invention to one skilled in the art to which the invention pertains together with a written statement making an election as to whether a United States patent application claiming the invention will be filed by or on behalf of Licensor. If to the best of Licensor’s knowledge and beliefs, no Independent Invention has been conceived and/or first actually reduced to practice under this Agreement, Licensor shall so certify in writing to Boeing quarterly.

7.1.4
DOMESTIC FILING.  Subject to any Licensor obligations and responsibilities under the any U.S. Government Patent Rights clause(s) flowed down within a resultant Subcontract, in connection with each of LICENSOR’s Independent Inventions referred to in Paragraph 7.1.1 above:

7.1.4.1
If LICENSOR has elected to file a United States patent application claiming such invention, LICENSOR shall within six (6) months after the election file or cause to be filed such application in due form, shall notify Licensee of such filing, and deliver to Licensee, within two (2) months after such filing or within two (2) months of the first written disclosure of such invention if a patent application previously has been filed, a duly executed license, in triplicate, fully confirmatory of all rights to which Licensee is entitled under this clause; if LICENSOR does not file or cause to be filed such application, LICENSOR shall so notify Licensee within the six (6) month period.

7.1.4.2
If LICENSOR has elected not to file or cause to be filed a United States patent application claiming such invention, or has made the contrary election but not filed or caused to be filed such application within six (6) months after the election, LICENSOR shall:

i.
Inform Licensee in writing, as soon as practicable, of the date and identity of any public use, sale, or publication of such invention made by or known to LICENSOR or of any contemplated publication by LICENSOR; and

ii.
Upon request, convey to Licensee LICENSOR’s entire right, title and interest in such invention by delivering to Licensee such duly executed instruments (prepared by Licensee) of assignment and application, and such other papers as are deemed necessary to vest in Licensee the entire right, title and interest aforesaid, and the right to apply for and prosecute a patent application covering such invention throughout the world, subject to the reservation of a non-exclusive and royalty-free license to LICENSOR.

7.1.4.3
LICENSOR shall furnish promptly to Licensee upon request an irrevocable power of attorney to inspect and make copies of each United States application filed by or on behalf of LICENSOR covering any such invention.

7.1.4.4
In the event LICENSOR, or those other than Licensee deriving rights from LICENSOR, elects not to continue prosecution of any such United States patent application filed by or on behalf of LICENSOR, LICENSOR shall so notify Licensee not less than thirty (30) days before the expiration of the response period, and upon written request, deliver to Licensee such duly executed instruments (prepared by Licensee) as are deemed necessary to vest in Licensee the entire right, title, and interest in such invention and the application, subject to the reservation as specified in Paragraph 8.1.4 of this clause.

7.1.5
FOREIGN FILING.  In connection with each of LICENSOR’s Independent Inventions referred to in Paragraph 7.1.1 above, Licensee may elect to file an application for a patent in any foreign country not intended to be filed in by LICENSOR in which case Licensee will retain title and will grant LICENSOR an irrevocable, non-exclusive and royalty-free license to practice and have practiced the invention in such country.

7.1.6
LICENSEE’S RIGHT TO ASSIGN.  Licensee shall have the right to assign any or all of the rights and licenses, and whenever the word “Licensee” is used in this Article it shall be deemed to include Licensee and its successor and assigns.

7.1.7
EMPLOYEE AGREEMENTS.  LICENSOR agrees to obtain the necessary agreements with personnel assigned to this Agreement to enable the grant and/or performance of all rights and obligations to which Licensee is entitled under this and the other Attachments to the Agreement.

8.	TERMINATION

a)
The term of this Agreement shall be perpetual, commencing from the Effective date of this Agreement.  Licensee may terminate this Agreement for material breach upon notification of Licensor of any such breach and its intent to terminate.  Upon such notification, Licensor shall have fourteen (14) days to cure such breach and failure to cure such breach will result in automatic termination at the end of the ten day period.

b)
Licensee may terminate for convenience, upon fourteen (14) days of notification of its intent to terminate.  In the event of such termination under this paragraph 8(b), Licensor shall be entitled to amounts due and payable as of the effective date of termination, but Licensee shall thereafter have no other payment obligations pursuant to this Agreement.

c)	Licensee may terminate for reasons provided in Articles 11.2.1-11.2.10 of the Teaming Agreement executed between the Parties.

d)
Licensee shall also be able to terminate this Agreement upon written notice to the other party upon the bankruptcy, insolvency, suspension of business, appointment of a receiver for Licensor’s property or business, or any assignment, reorganization or arrangement by Licensor for the benefit of its creditors of Licensor, or upon, or at any time after, any effective change-of-control of Licensor, which shall be subject to Article 12 of this Agreement.

e)
Licensor shall be able to terminate this Agreement for Licensee material breach of Article B upon notification of Licensee and its intent to terminate.  Upon such notification, Licensor shall have fourteen (14) days to cure such breach and failure to cure such breach will result in termination at the end of the ten day period.

f)
Without limitation of other rights and remedies of the terminating party, Termination shall not relieve either Licensor of its obligations under this Agreement.  Within fifteen (15) days of termination, Licensee shall return any property supplied by Licensor to Licensee to which title has not passed to the Licensee.

9.     SURVIVAL Notwithstanding the foregoing, Articles 1, 5-7, 10-12, 14-22, shall survive the termination of this Agreement.

10.	CONFIDENTIALITY

a)	The parties may exchange proprietary information in accordance with the PROPRIETARY INFORMATION AGREEMENT set forth in Attachment F, which shall survive any termination of this Agreement.

b)
All other exchanges of proprietary information shall be governed by the PROPRIETARY INFORMATION AGREEMENT described in Section 10(a) and Attachment F above, and by Article 7 of the Teaming Agreement, as if incorporated herein and as extended to the entire scope of license and usage rights, Term, and Territory granted in this Agreement.  This article is intended to govern proprietary information exchanges that occur during routine performance, including inadvertent or accidental exchanges.

11.           LICENSEE PRODUCTS

Nothing herein shall be deemed to limit the rights of Licensee to promote, market, sell, lease, license, or otherwise dispose of its standard products or services, or to market or sell, directly or indirectly, other products or services which compete with or are similar in nature, use, function or application to, any Licensed Products or Services, subject to the terms and limitations of this Agreement.

12.	ESCROW, CHANGE OF CONTROL, AND INSOLVENCY

(a)
Grant of Security Interest.  Licensor, with full title guarantee, hereby irrevocably pledges and assigns to, and grants Licensee a first priority continuing security interest, lien, claim and encumbrance (the “Security Interest”), with power of sale, in the Licensed Products, including, without limitation, the patents and patent applications set forth on Attachment A (collectively, the “Collateral”), to secure full and prompt satisfaction of Licensor’s obligations hereunder.  Licensor agrees not to assign, transfer, encumber or otherwise dispose of the Collateral, or any interest therein and, at its own expense, to maintain the Collateral and protect and defend the Collateral against all claims or demands by any person or entity.  In addition, Licensor agrees not to grant any license or other right in or to any of the Collateral without the prior written consent of the Licensee in each instance.  Licensor hereby grants a power of attorney, coupled with an interest, in favor of Licensee in order to facilitate, perfect and secure Licensee’s rights with respect to the Security Interest, including without limitation to perfect the Security Interest.  Licensor and Licensee shall further memorialize the Security Interest pursuant to one or more security agreements which shall contain the foregoing terms and other customary terms.  Licensor agrees to take such further actions and execute such further documents and instruments as Licensee may reasonably request in furtherance of the foregoing, including without limitation the Security Agreement (Attachment G).  Provided Licensor shall have used commercially reasonable efforts to first obtain funding on an unsecured basis (or secured on collateral other than the Collateral), in the event that: (i) Licensor seeks to obtain secured funding from a third party lender that will result in no less than three million dollars ($3,000,000) of net proceeds to Licensor for use within Licensor’s business (a “Qualified Loan”), and (ii) such third party lender requires a first priority security interest in the Collateral as a condition of making such Qualified Loan, then Licensee shall be given the right of last offer to make such Qualified Loan on the same material terms offered by such third party lender (“Licensee Loan Option”) and, if Licensee does not exercise the Licensee Loan Option, Licensee shall agree to subordinate its Security Interest to such third party secured lender on terms reasonably satisfactory to Licensee.

(b)
Escrow.  Licensor agrees to put into escrow, an additional copy of any requisite Source Code, separate from any Source Code being provided directly to Licensee, or any code or other software or hardware component or documentation, or Intellectual Property Right, required to use, market, sell, and operate Licensed Products as provided under the terms and warranties of this Agreement, along with statements and documentation for the programs listed in Attachment A, LICENSOR Products and Services, and documentation and manuals for providing the services listed in Attachment H, Customer Support Programs, and the names and contact information of the personnel involved in maintaining the code for the programs listed in Attachment A, LICENSOR Products and Services, and providing the services listed in Attachment H, Customer Support Programs, and to update the escrow account quarterly.  The escrow will be placed, at Licensor’ expense, with an independent third party escrow company selected by Licensee and reasonably acceptable to Licensor.   The Escrow Agreement must be in full force and effect and Licensee may inspect the escrowed materials for compliance with this clause prior to Licensee’s obligation to make the payment against the amount due under Article 3(a) and Attachment D herein.  The escrowed materials will be available for use and disposition by Licensee for the purposes of this agreement in the event any one of the conditions listed in Article 12(d) occurs.

(c)
Notice, Right of First Refusal and Last Offer prior to Change in Control.  Without modifying any other term herein, including without limitation Articles 2(a) and 16(b), which ensure that any successor in interest to which Licensee has provided requisite consent shall remain subject to this license grant and all terms of this Agreement, Licensor agrees that Licensee shall have a right of first right of refusal and last offer to purchase the Licensed Products, or any Intellectual Property Rights required to use and operate the Licensed Products in accordance with the terms and warranties herein, and/or MFS or PSID as corporate entities, either in whole or in part, at a reasonable market value as agreed to by the parties.   The parties agree to negotiate promptly, diligently, and in good faith to determine the reasonable market value.  Licensor agrees to promptly notify Licensee prior to the Licensed Products, Intellectual Property Rights, or MFS or PSID (Licensor) being offered for sale to third parties.

(d)	Article Applicability Conditions. The remaining provisions of this Article 12 apply in the event that any one of conditions listed below occurs:

(1)
Licensor is insolvent, bankrupt, liquidated, dissolved, ceases to carry on business on a regular basis, or is otherwise no longer in business.  In the event Licensor has merged with or been acquired by another company or otherwise becomes a new business entity, the new business entity is insolvent, bankrupt, liquidated, dissolved, ceases to carry on business on a regular basis, or is otherwise no longer in business.

ii)
Licensor has discontinued licensing or maintaining one or more of the Licensed Programs, or has discontinued selling one or more of the Services.  In this event, the release from Escrow would relate only to Licensed Programs no longer being licensed and maintained and to the Services no longer being provided or sold.

iii)	Licensor is listed on the Excluded Parties List System or is otherwise unable to legally conduct business with the US Government or any Government within the Territory, Attachment B.
iv)
Licensor is not in compliance with its third party licensing agreements (including commercial, COTS, and Open Source), and does not bring itself into compliance within thirty (30) calendar days of notification of the noncompliance or such longer time as Licensee may allow.

v)
Any of Licensor’ third party licensing agreements necessary to operate or sublicense the Licensor software licensed in this agreement (including commercial, COTS, and Open Source) is terminated or cancelled., and does not bring itself into compliance or find a suitable replacement within thirty (30) calendar days of notification of the noncompliance or such longer time as Licensee may allow.

vi)
Licensor is not in compliance with any material condition of this Agreement, and does not bring itself into compliance within thirty (30) calendar days of notification of the noncompliance or such longer time as Licensee may allow.

(e)
Perpetual License.  If any  event listed in Article 12(d) occurs and is not cured within the allowed time, if a cure period is permitted, Licensee, in addition to the retention of all rights contained herein to the extent permitted by law, will receive a fully paid up, perpetual, non-revocable license to use Licensed Products escrowed herein and to otherwise license and sell the Licensed Products and Services to Customers within the defined Territory.

(f)
Right of First Refusal and Last Offer.  Licensor agrees that, to the maximum extent permitted by law in any proceeding relating to Licensor solvency or otherwise by a court or tribunal of competent jurisdiction, Licensee shall have a first right of refusal and last offer to purchase the Licensed Products, or any Intellectual Property Rights required to use and operate the Licensed Products in accordance with the terms and warranties herein, and/or MFS or PSID as corporate entities, either in whole or in part, at a reasonable market value as agreed to by the parties or as determined by a mutually agreed party.

(g)
Nature of License in Bankruptcy Proceeding.  The Parties expressly acknowledge and agree that all rights, privileges, and immunities granted under this Agreement shall be deemed to be, for the purposes of Section 365(n) of the U.S. Bankruptcy Code, as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  Licensor hereby expressly further acknowledges and agrees that neither it, as debtor-in-possession in any bankruptcy proceeding, any trustee in bankruptcy, or any successor of Licensor shall challenge the characterization of the license granted hereunder as a license of “Intellectual Property” for purposes of application of Section 365(n) of the United States Bankruptcy Code.  The Parties further agree that each of the Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.  The Parties further agree that, in the event that any proceeding shall be instituted by or against a Party seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of that Party or that Party’s debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for that Party or any substantial part of its property or if a Party hereto shall take any action to authorize any of the foregoing actions, the other Party shall have the right to retain and enforce its rights under this Agreement in accordance with the Bankruptcy Code.

(h)
Incidental Help Desk and Software Support Aides.  Licensee may require Licensor to transfer title or licenses and deliver to Licensee, as directed by Licensee, any hardware, software, data, plans, scripts, drawings, schematics, blueprints, parts lists, information, desk instructions, or similar items that Licensor is or was using to maintain and enhance the Licensed Products, or to provide the Services.

13.	KEY PERSONNEL

Notwithstanding anything other provision herein, The key personnel listed below will be made available by Licensor to support Licensee on a priority basis.  In the event any Key Personnel leaves Licensor, Licensor shall provide a replacement acceptable to Licensee.  Replacement Key Personnel are subject to Licensee approval.

Engineering and Overall Technical Oversight:  Lyle Probst and Kimothy Smith

14.	ATTACHMENTS AND SCHEDULES

a)	Attachment A, LICENSOR Products and Services.
b)	Attachment B, Territory.
c)	Attachment C, Boeing General Terms and Conditions
d)	Attachment D, Licensor Payment Schedule
e)	Attachment E, Licensor Complete List of Third Party Rights and Open Source Technology in Licensed Products
f)	Attachment F, Proprietary Information Agreement, dated 10/3/11.
g)	Attachment H, Licensor Customer Support Programs

15.	NO AUDITS, SHARING OF PROFITS OR LOSSES

Nothing in this Agreement will be construed as giving LICENSOR the right to audit the books and records of LICENSEE.  Licensee shall have the right to audit the books and records of LICENSOR relating to the Licensed Products and the terms of this Agreement, and as otherwise required by the terms of any Licensee Request for Proposal, resultant Purchase Contract or Subcontract, or other agreement between the Parties.  Nothing in this Agreement shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both Parties.

16.	TRANSFER/ASSIGNMENT

a.
Licensee.  Without limitation of Licensor’s grant of rights to Licensee elsewhere in this Agreement, Licensee shall have the right to assign this agreement within its parent organization to any affiliated company, entity, or to another wholly owned subsidiary of its parent organization.

b.
Licensor.  Subject to the rights granted to Licensee herein, Licensor shall not transfer or assign (whether voluntary, involuntary, by merger, acquisition, change of control, consolidation, dissolution, operation of law, transfer, or any other manner) any of its rights or interest, or title to Intellectual Property Rights  conveyed or otherwise licensed to Licensee in this Agreement without Licensee's prior written consent.  Licensor shall not delegate any of its duties or obligations under this Agreement.  Any attempt to assign or delegate in violation of this Article is void.  No assignment, delegation or subcontracting by Licensor, with or without Licensee's consent, shall relieve Licensor of any of its obligations under this Agreement or prejudice any of Licensee's rights against Licensor whether arising before or after the date of any assignment, delegation, or subcontract.  This Article does not limit Licensor's ability to purchase standard commercial supplies or raw materials.

c.
Court Ordered Transfer. In the event a transfer or assignment of the rights or interest conveyed to Licensee herein is directed by a court or United States body of competent jurisdiction, all terms of this Agreement, and rights of Licensee granted herein, shall apply to the maximum extent permitted by law.

17.	AMENDMENTS; RIGHTS AND REMEDIES

This Agreement may not be amended or modified, nor may any right or remedy of any party be waived, unless the amendment or waiver is in writing and signed by both parties.  No failure or delay by either party in exercising any of its rights or remedies under this Agreement will operate as a waiver of the right or remedy, nor will any single or partial exercise of a right or remedy preclude any other or further exercise of that or any other right or remedy.  Unless otherwise provided in this Agreement, the rights and remedies of the parties are cumulative and not exclusive of any rights or remedies provided under this Agreement, by law, in equity or otherwise.

18.	ORDER OF PRECEDENCE

All documents and provisions in this agreement shall be incorporated into a Purchase Contract before they become binding.

All documents and provisions in this agreement shall be read so as to be consistent to the fullest extent possible. In the event of a perceived conflict or inconsistency between the documents, then:

a.	Licensor shall notify Licensee’s Authorized Procurement Representative identified in Article 24 Notices.
b.	The documents as incorporated into the Purchase Contract associated with this agreement shall prevail in the order listed below, with the first document listed having the highest precedence:

(i)  The system generated purchase contract document.
(ii) Attachments, appendices, and other documents or terms incorporated by reference or as attached in the following order:  Signed License Agreement PQR3063, Signed Security Agreement, Signed Teaming Agreement TA-2012-00335, Signed Proprietary Information Agreement 2011-7677, and Boeing General Terms and Conditions defined in Attachment C.

19.           COMPLIANCE WITH EXPORT CONTROL LAWS.  Each party agrees to comply with all applicable export and reexport control laws and regulations, including the Export Administration Regulations (“EAR”) maintained by the United States Department of Commerce.  Specifically, each party covenants that it shall not –  directly or indirectly – sell, export, reexport, transfer, divert, or otherwise dispose of any software, source code, or technology (including products derived from or based on such technology) received from the other party under this Agreement to any country (or any individual national thereof) subject to antiterrorism controls or U.S. embargo, or to any other person, entity, or destination prohibited by the laws or regulations of the United States, without obtaining prior authorization from the competent government authorities as required by those laws and regulations.

20.           NO AGENCY

Licensor and Licensee are not partners, nor have the Parties entered into a joint venture.  Neither party is the agent, representative or employee of the other party; and nothing in this Agreement will be construed to create any relationship between them other than an independent contractor relationship.  Neither party will have any responsibility or liability for the actions of the other except as specifically provided in this Agreement.  Neither party will have any right or authority to bind the other party in any manner or make any representation or warranty on behalf of the other.

21.           GOVERNING LAW AND VENUE

This Agreement, including its performance and enforceability will be governed by and construed in accordance with the laws of the State of Delaware, U.S.A. without regard to its conflicts of laws principles, and provided that if applicable, provisions that have been: (i) incorporated directly from or by express reference to the FAR or FAR supplements; or (ii) flowed down from or relate to a contract with the U.S. Government, shall be construed and interpreted according to the federal common law of government contracts, as enunciated and applied by federal judicial bodies, boards of contract appeals, and quasi-judicial agencies of the federal government.  The Parties agree that the 1980 United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.  Any disputes arising out of this Agreement shall be brought in a court of competent jurisdiction within the State of Delaware.

22.           ATTORNEY’S FEES. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees.

23.           FORCE MAJEURE.  Neither Licensor nor Licensee shall be liable for damages for any delay or failure of delivery arising out of causes beyond their reasonable control and without their fault or negligence including, but not limited to acts of civil or military authority, acts of terrorists, fires, floods, riots, wars, or embargoes.

24.           NOTICES.  All notices provided for in this Agreement shall be given in writing and shall be effective when delivered.

Unless a party specifies a different address, all notices and formal correspondence between the parties, in all matters dealing with this Agreement, will be sent to the following addresses:

LICENSEE	LICENSOR
The Boeing Company	PositiveID Corporation
7700 Boston Blvd.	1690 S. Congress Ave., Suite 200
Springfield, VA 22153	Delray Beach, FL 33496
Mail Code: 7920-1001	Attention: Bill Caragol
Attention: Robert C. Mason	Telephone: 561-805-8009
Telephone: 703-270-6786	Facsimile: 561-805-8001
Facsimile: _562-668-9271	E-mail: bcaragol@positiveidcorp.com
E-mail: Robert.c.mason@boeing.com

25.           ENTIRE AGREEMENT.  This Agreement, each order, and all attachments, Attachments and Schedules to this Agreement, and to each order, constitute the entire agreement between the parties with respect to the subject matter herein.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.  The Parties expressly agree that the date of the last signature below shall be the Effective Date of this Agreement.

LICENSEE		LICENSOR

BY:	/s/ Robert Mason	BY:	/s/ William J Caragol
TYPED NAME:	Robert Mason	TYPED NAME:	William J Caragol

TITLE:	Procurement Agent	TITLE:	Chief Executive Officer
DATE:	12/19/2012	DATE:	12/19/2012

Licensor Representation Agreement

Attachment A
LICENSOR Products & Services

I.	LICENSOR Licensed Products:

Licensed Products include, but are not limited to all present and future Intellectual Property Rights, and the drawings, models, technical specifications, technical documents, test and operations procedures, and fabrication and assembly procedures defining the M-BAND system and its subsystems, including but not limited to, the control, collection, preparation, PCR, toxin, archive, communications, and environmental subsystems as well as the software and source code for the operation of the M-BAND unit, or other materials utilized with the M-BAND technology and necessary to make the M-BAND technology function for purposes of Licensee’s use within the Territory, and otherwise as per the terms of the License Agreement.

Licensed Products includes all Intellectual Property Rights in the M-BAND system, as the term Intellectual Property Rights is defined in the Agreement, necessary to meet Customer requirements and obligations, including without limitation, the following patents:

Patents Issued
Number Title Date
US 7,553,647 B2 Microfluidic Differential Extraction Cartridge Jun. 30, 2009

US 7,705,739 B2 Integrated Airborne Substance Collection and Detection System Apr. 27, 2010
US 7,785,869 B2 Sonication to Selectively Lyse Different Cell Types Aug. 31, 2010
US 7,815,718 B2 Automated Particle Collection Off of Fan Blades into a Liquid Buffer Oct. 19, 2010
US 7,858,366 B2 Integrated Airborne Substance Collection and Detection System Dec. 28, 1010
US 8,053,214 B2 Apparatus and Method of Extracting and Optically Analyzing an Analyte from a Fluid‐Based Sample Nov. 8, 2011
US 7,491,527 B2 Microfluidic Differential Extraction Cartridge Feb. 17, 2009
US 7,541,166 B2 Sonication to Selectively Lyse Different Cell Types Jun. 2, 2009
US 7,618,588 B2 Disposable Integrated Heater and Tube Assembly For Thermally‐Driven Chemical Reactions Nov. 17, 2009
US 7,633,606 B2 Integrated Airborne Substance Collection and Detection System Dec. 15, 2009
US 7,699,915 B2 Liquid Impingement Unit Apr. 20, 2010

Patent Applications
Number Title Date
MFSI‐2100 12/462,174 Thermal Cycler for Even Heating of One or More Samples Jul. 29, 2009
MFSI‐2200 12/603,428 Integrated Sample Preparation and Amplification for Nucleic Acid Detection from Biological Samples Oct. 21, 2009
MFSI‐2300 12/621,332 A Sample Preparation Technique to Eliminate Inhibition of PCR by Humic Acid Nov. 18, 2009
MFSI‐2400 12/621,367 Increase of Signal Sensitivity Using Dual Probes in PCR Reactions Nov. 18, 2009
MFSI‐2501 13/047,632 Method and Apparatus for Optically Interrogating and Analyzing a Fluid Sample Mar. 14, 2011
MFSI‐2600 12/715,261 A Flow‐Through Bead Purification and Concentration Device Mar. 1, 2010

II.	LICENSOR Services:

•	The documentation and transfer of all M-BAND technical information delineated in this Agreement.

Attachment B
Territory

The territory shall include Governmental and non-Governmental entities in North America and any locations world-wide required by those North American Customers, with the exception of:

Licensor’s  Teaming Agreement with SAIC executed on 26th day of September 2012 and attached hereto in relevant part as Attachment H for  the Defense Threat Reduction Agency (“DTRA”) Indefinite Delivery/Indefinite Quantity (“IDIQ”) Multiple Award Contracts supporting the Weapons of Mass Destruction (“WMD”) - Defeat Technology, Arms Control, and Nuclear Technology Electromagnetic Research and Development/ Survivability and Infrastructure programs.   Except for the scope of Licensor’s DTRA Teaming Agreement with SAIC defined in Attachment H, which shall be narrowly construed, the DTRA Teaming Agreement shall not, in any way, be interpreted to limit or interfere with Licensee’s exclusive rights under this Agreement within the Territory, including without limitation all Contracts and Task Orders relating to the Biowatch Solicitation and Program.

Licensor Representation Agreement

 Attachment C

Boeing General Terms and Conditions

Clauses and provisions listed in Attachment C are incorporated herein by reference.

BDSCommon: Terms and Conditions are available on the internet at:  http://www.boeingsuppliers.com/idscommon/

Clause	Description	Applicability Effective Date
A001	Solicitation Instructions	5/22/08
A005	Return Proposal to Buyer	5/22/08
A006	Alternate Proposals	5/22/08
A007	Firm Quote for Three Months	5/22/08
A009	No Bid Response	5/22/08
A012	Bidder's Size and Point of Manufacture	5/22/08
A018	Electronic Trading Account – Exostar	5/22/08
A700	Cost Accounting Standards	5/22/08
A701	Cost or Pricing Data	5/22/08
A703	Royalties	5/22/08
A706	Annual Representations and Certifications	5/22/08
A710	Compliance with Export Laws and Regulations	5/22/08
A711	Industrial Participation Commitment	5/22/08
A712	Foreign Content Report	5/22/08
A801	Proprietary Data Control	5/22/08
A802	Representation of Private Development	5/22/08
H203	Subcontract for Commercial Items and Commercial Components	9/16/08
H905	Embedded or Hidden Data	9/16/08
I300	Software Licensing Agreement	2/14/08
I301	Computer Software Acceptance	2/14/08
I302	Computer Software Warranty	2/14/08
GP2	Fixed Price Services Contract	4/15/12
H900	Additional General Provisions	7/24/2012
I002	Rights in Patents and Inventions	2/14/08
I010	Ownership of Intellectual Property & Software	2/14/08
I303	Rights in Software, Software Documentation, and Other Forms of Authorship Generated in Effort Not Supporting Government Contracts	2/14/08

Attachment D

License Payment Schedule and Conditions

Attachment E
Milestone	Payment Date	Event Description	Completion Criteria and Conditions	%	PBP Value

1	Upon execution of this Agreement	Initial payment	Delivery of Intellectual Property listed in the PLA and otherwise as required under this Agreement, including without limitation Article 3(c) and Attachment A. .	40.00%	$1,000,000,00

2	15 January 2013	Second payment	Date trigger, except in the event that Licensor fails to perform any obligations under this Agreement or the Teaming Agreement, including without limitation Articles 3(c)-(e), 5, 6(b), and 13, or in the event that the Customer has canceled or delayed the release date for the Solicitation defined in this Agreement until January 1, 2014 or later as listed by Federal Business Opportunities, including as listed on https://www.fbo.gov/. .	30.00%	$750,000.00

3	15-Apr-13	Third payment	Date trigger, except in the event that Licensor fails to perform any obligations under this Agreement or the Teaming Agreement, including without limitation Articles 3(c)-(e), 5, 6(b), and 13, or in the event that Customer has canceled or delayed the release date for the Solicitation defined in this Agreement until after January 1, 2014 or later as listed by Federal Business Opportunities, including as listed on https://www.fbo.gov/.	30.00%	$750,000.00

			Total:	100.00%	$2,500,000.00

The requirements and terms and conditions memorialized above require approval by Boeing Management.  They shall not be binding upon either party until such approval is obtained as demonstrated by issuance of a purchase contract (PC) or purchase contract change (PCC), and until acceptance of that PC or PCC.  Neither party shall be liable to the other party for any costs incurred by the other party arising out of or relating to these negotiations.  In the event that Boeing does not subsequently award, or the TEAMMATE accepts a PC or PCC for the above referenced requirements, neither party shall be liable to the other party for any effort performed or costs incurred.

Licensor Representation and Warranty of Third Party Rights and Open Source Technology in Licensed Products

Government rights to licensed technology under BAND contract W81XWH-04-9-0010 between Microfluidic Systems and The Homeland Security Advanced Research Projects Agency executed on April 9, 2004

Open Source Software Used in M-BAND Development:

Mysql 5.0.27
http://dev.mysql.com/downloads/mysql/5.0.html

Apache  2.2.4
http://httpd.apache.org/

PHP 5.2.1
http://php.net/releases/5_2_1.php

OpenSSL 0.9.8d
http://www.openssl.org/

FileZilla_Server-0_9_31
http://filezilla-project.org/index.php

Attachment F
Proprietary Information Agreement

Reference PIA 2011-7677 executed 10/3/2011.

Attachment G SECURITY AGREEMENT (Referenced in Article 12)

Attachment H
LICENSOR Customer Support Programs